Exhibit 4.1
NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.
ENERGY VAULT HOLDINGS, INC.
Amended and Restated AR Convertible Debenture
Original Principal Amount:    $42,000,000.00
Original Issuance Date: May 18, 2026
Additional Principal Amount (purchased on the Issuance Date): $38,000,000
Outstanding Principal Amount: $80,000,000.00
Issuance Date: June 29, 2026
Number: NRGV-AR1/A

FOR VALUE RECEIVED, ENERGY VAULT HOLDINGS, INC., an entity organized under the laws of Delaware (the “Company”), hereby promises to pay to YA II PN, LTD., or its registered assigns (the “Holder”) the amount set out above as Outstanding Principal Amount (or such lesser amount as reduced pursuant to the terms hereof pursuant to repayment, redemption, conversion or otherwise, the “Principal”), in each case when due, and to pay interest (“Interest”) on any outstanding Principal at the Interest Rate (as defined below) from and including the date set out above as the Original Issuance Date (in respect of the Original Principal Amount) (the “Original Issuance Date”) to the date set out above as the Issuance Date (the “Issuance Date”) and from and including the Issuance Date (in respect of the Outstanding Principal Amount) until such amounts become due and payable, whether upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof) and Interest on any outstanding Principal at the Default Rate (if applicable) as set forth herein. The Original Issuance Date is the date of the first issuance of the AR Convertible Debenture, and the Issuance Date is the date of the first issuance of the Amended and Restated AR Convertible Debenture (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, this “Debenture”) regardless of the number of transfers and regardless of the number of instruments, which may be issued to evidence such

Debenture. This Debenture was issued pursuant to the Securities Purchase Agreement between the Company and the Buyers listed on the Schedule of Buyers attached thereto, dated as of May 18, 2026, as amended on June 29, 2026 (as it may be further amended from time to time, the “Securities Purchase Agreement”). Certain capitalized terms used herein are defined in Section (14).
(1)GENERAL TERMS
(a)Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, and any other amounts outstanding pursuant to the terms of this Debenture. The “Maturity Date” shall be July 1, 2027. Other than as specifically permitted by this Debenture, the Company may not prepay or redeem any portion of the outstanding Principal and accrued and unpaid Interest.
(b)Interest Rate and Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 7.50% (the “Interest Rate”), which Interest Rate shall increase to an annual rate of 18.00% (the “Default Rate”) upon the occurrence of an Event of Default (for so long as such event remains uncured). Interest shall be calculated based on a three hundred sixty-five (365)-day year and the actual number of days elapsed, to the extent permitted by applicable law.
(2)REDEMPTIONS.
(a)(i) Monthly Cash Redemptions. The Company shall, at its own option, (A) redeem in cash each Installment Amount (as defined in Section (14)) set forth on the Redemption Schedule (as defined in Section (14)) (a “Company Redemption”) on each applicable Redemption Date (as defined in Section (14)), subject to the provisions of this Section (2)(a)(i) and Section (2)(b) below, (B) provided the Equity Conditions are satisfied, allow such Installment Amount to be converted by the Holder in accordance with Section (4)(b), or (C) provided the Equity Conditions are satisfied, elect a combination of a Company Redemption and a conversion described in clause (B) above. On or prior to each Redemption Date, the Company shall deliver written notice in the form attached hereto as Exhibit II(a)(i) (each, an “Company Redemption Notice”) to the Holder which Company Redemption Notice shall either: (i) state that the Company elects to redeem, in whole or in part, the applicable Installment Amount in cash pursuant to a Company Redemption, and/or (ii) confirm that all or the applicable portion of the applicable Installment Amount may be converted by the Holder in whole, or in part, pursuant Section (4)(b) any time after the applicable Redemption Date.
If the Company does not timely deliver a Company Redemption Notice on or prior to the Redemption Date in accordance with this Section (2)(a)(i), then, provided the Equity Conditions are satisfied, the Company shall be deemed to have delivered a Company Redemption Notice confirming that the applicable Installment Amount may be converted by the Holder in accordance with Section (4)(b). For the avoidance of doubt, upon the delivery, or deemed delivery, of a Company Redemption Notice allowing such Installment Amount to be converted by the Holder, the Company’s obligation to redeem such Installment Amount pursuant to this Section (2)(a) shall be satisfied on the applicable Redemption Date and Interest on the related Principal amount shall cease to accrue as of the date that the Holder exercises its right to convert such Installment Amount in accordance with Section (4)(b).

Without limiting the foregoing or any other obligation hereunder of the Company, the Company acknowledges and agrees that the Company shall be deemed to have delivered a Company Redemption Notice, without regard to the Equity Conditions requirement, confirming that $4,220,000 in Principal amount, plus all accrued and unpaid interest in respect of such amount, of the December 29, 2026 Installment Amount (the “Investor Elected Mandatory Conversion Amount”) may be converted by the Holder in accordance with Section (4)(b).
Notwithstanding the foregoing, in the event that as of any Redemption Date there is an Event of Default or an Amortization Event in effect which has not been cured, then, in respect of such Redemption Date, (i) the Company shall be required to redeem in cash through a Company Redemption, and (ii) the applicable Installment Amount shall be the greater of the Installment Amount set forth on the Redemption Schedule or the Amortization Installment Amount.
Any Optional Redemptions made by the Company pursuant to this Debenture on or before any Redemption Date shall have the effect of adjusting the Redemption Schedule by reducing the Installment Amount of future payments coming due in reverse chronological order (i.e. starting with the latest payments first).
(ii)Mandatory Redemptions. The Company shall redeem in cash each Mandatory Redemption Amount (as defined in Section (14)) on each Redemption Date, subject to the provisions of this Section (2)(a)(ii) and Section (2)(b) below. On or prior to each Redemption Date with respect to a Mandatory Redemption Event, the Company shall deliver written notice in the form attached hereto as Exhibit II(a)(ii) (each, an “Mandatory Redemption Notice”) to the Holder which Mandatory Redemption Notice shall confirm the Mandatory Redemption Amount for a Mandatory Redemption Event that has occurred. Any such waivers of any particular Mandatory Redemption Amount shall not waive or be deemed a course of conduct to waive any additional or future Mandatory Redemption Amounts that arise under this Section 2(a)(ii).
If the Company does not timely deliver a Mandatory Redemption Notice on or prior to the applicable Redemption Date in accordance with this Section (2)(a)(ii), then an Event of Default shall automatically and immediately occur hereunder. Any redemption pursuant to this Section (2)(a)(ii) may, at the Company’s discretion, be pursuant to a Mandatory Redemption Notice given prior to the completion or occurrence of a Mandatory Redemption Event, and such redemption or notice may, at the Holder’s discretion, be subject to the completion or occurrence of the related Mandatory Redemption Event or other transaction or event, as the case may be.
Any Mandatory Redemption Amounts shall be paid in cash under this Debenture and the Other Debentures pro rata as provided herein and therein.
Any Mandatory Redemption Amounts actually paid in cash on or before any Redemption Date shall have the effect of adjusting the Redemption Schedule by reducing the Installment Amount of future payments coming due in reverse chronological order (i.e., starting with the latest payments first).

Notwithstanding anything to the contrary herein, a Mandatory Redemption Amount shall not include the Investor Elected Mandatory Conversion Amount unless otherwise agreed in writing by the Holder.
(b)Company Redemption; Mandatory Redemption. If (i) the Company elects or is required to make a Company Redemption in cash in accordance with Section (2)(a)(i), then the amount to be paid shall be the sum of the applicable Installment Amount (or Amortization Installment Amount, if applicable) or (ii) the Company is required to pay any Mandatory Redemption Amount in cash in accordance with Section 2(a)(ii), then the amount to be paid in cash shall be the sum of the Mandatory Redemption Amount (in either such case of clause (b)(i) above or (b)(ii) above, collectively referred to herein as the “Redemption Amount”). The Redemption Amount shall be paid by the Company on or before such Redemption Date, by wire transfer of immediately available funds.
(c)Company Additional Optional Redemption. The Company at its option shall have the right, but not the obligation, to redeem early a portion or all amounts outstanding under this Debenture as described in this Section (each such option, an “Optional Redemption”); provided, that the Company provides the Holder with written notice (each, an “Optional Redemption Notice”) of its desire to exercise an Optional Redemption, which Optional Redemption Notice shall be delivered to the Holder after the close of regular trading hours on a Trading Day. Each Optional Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Debenture to be redeemed and the applicable Optional Redemption Amount. Notwithstanding anything to the contrary herein, an Optional Redemption Amount shall not include the Investor Elected Mandatory Conversion Amount unless otherwise agreed in writing by the Holder.
(i)Change of Control Transaction Optional Redemption. The Company at its option shall have the right, but not the obligation, to redeem early all, but not less than all, amounts outstanding under this Debenture if a Change of Control Transaction occurs (a “Change of Control Transaction Optional Redemption”). The “Optional Redemption Amount” in respect of a Change of Control Transaction Optional Redemption shall be an amount equal to (a) the outstanding Principal balance being redeemed by the Company plus (b) all accrued and unpaid interest hereunder as of the date of such redemption.
(iii)    After receipt of an Optional Redemption Notice, the Holder shall have seven (7) Trading Days (beginning with the Trading Day immediately following the date the Optional Redemption Notice is delivered to the Holder in accordance with the terms of this Section (2)(c)) to elect to convert the Principal amount, and accrued and unpaid Interest, subject to the Optional Redemption. On the eighth (8th) Trading Day following the delivery of the applicable Optional Redemption Notice, the Company shall deliver to the Holder the Optional Redemption Amount with respect to the Principal amount redeemed to the extent not converted or otherwise repaid after giving effect to the conversions or other payments made during such seven (7) Trading Day period.
(d)Additional Redemptions. Without limiting the foregoing, the Company affirms and confirms its obligations to repay principal under this Debenture in cash or, at the election of the Buyer, convert amounts required to be paid by conversion into Common Shares as set forth in Section (4)(s)(v) of the Securities Purchase Agreement. Any failure to take the steps required under such Section (4)(s)(v) shall give rise to an Event of Default hereunder
(e)Payments Generally.

(i)Payment Dates. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
(ii)Principal Payments. Each payment of Principal (whether paid in cash or by conversion into Common Shares) under this Debenture shall be accompanied by all accrued and unpaid Interest thereon (which shall be paid in the same manner as such Principal payment).
(3)EVENTS OF DEFAULT.
(a)An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body, in each case of competent jurisdiction) shall have occurred:
(i)The Company’s failure to pay to the Holder any amount of Principal, Redemption Amount (including on the applicable Redemption Date for any Mandatory Redemption Event), Interest, or other amounts when and as due under this Debenture or any other Transaction Document and such failure continues for a period of five (5) Business Days;
(ii)(A) The Company or any Guarantor and each other Significant Subsidiary (as defined in Rule 102(w) of Regulation S-X) (each such Person, an “Impacted Person”) shall commence, or there shall be commenced against any Impacted Person, any proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or any Impacted Person commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Impacted Person, in any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty one (61) days; (B) any Impacted Person is adjudicated insolvent or bankrupt; (C) any order of relief or other order approving any such case or proceeding is entered; (D) any Impacted Person suffers any appointment of any custodian, private or court appointed receiver or the like for it or all or substantially all of its property which continues undischarged or unstayed for a period of sixty one (61) days; (E) any Impacted Person makes a general assignment of all or substantially all of its assets for the benefit of creditors; (F) any Impacted Person shall fail to pay, shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (G) any Impacted Person shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; (H) any Impacted Person shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (I) any corporate or other action is taken by any Impacted Person for the purpose of effecting any of the foregoing;
(iii)Any Impacted Person shall default in any of its obligations (A) under any note, debenture, mortgage, credit agreement or other facility, indenture agreement, guarantee or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money of such Impacted Person or as to which such Impacted Person is a guarantor, in an amount exceeding $3,500,000, whether such indebtedness now exists or shall hereafter be created and such default is not cured within the time prescribed by the documents governing such indebtedness or if no time is prescribed, within ten (10) Trading Days, and shall result in such indebtedness becoming or being declared due and payable; or (B) under any Existing Convertible Debenture, whether such indebtedness now exists or shall hereafter be created and such default is not cured within the time prescribed by the documents governing such indebtedness or if no time is prescribed, within ten (10) Trading Days, and shall result in such indebtedness becoming or being declared due and payable;
(iv)A final judgment or judgments for the payment of money in excess of $3,500,000 in the aggregate are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within forty five (45) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a creditworthy party shall not be included in calculating the $3,500,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within forty five (45) days of the issuance of such judgment;
(v)The Common Stock shall cease to be quoted or listed for trading, as applicable, on any Principal Market for a period of ten (10) consecutive Trading Days;
(vi)A Change of Control Transaction (as defined in Section (14)) occurs unless in connection with such Change of Control Transaction this Debenture is redeemed in full under Section (2)(c);
(vii)The Company’s (A) failure to deliver the required number of shares of Common Stock to the Holder within two (2) Trading Days after the applicable Share Delivery Date (after giving effect to any permitted extensions) or (B) notice to any holder of the Debenture, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of all or a portion of this Debenture into shares of Common Stock that is tendered in accordance with the provisions of this Debenture, other than pursuant to Section (4)(d);
(viii)The Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined below) within five (5) Business Days after such payment is due;
(ix)The Company’s failure to file with the Commission any Periodic Report on or before the due date of such filing as established by the Commission, it being understood, for the avoidance of doubt, that due date includes any permitted filing deadline extension under Rule 12b-25 under the Exchange Act and such failure continues for a period of five (5) Business Days;
(x)Any representation or warranty made or deemed to be made by or on behalf of the Company or any Guarantor in or in connection with any Transaction Document, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;
(xi)The Company uses the proceeds of the issuance of this Debenture, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations T, U and X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose;

(xii)Failure of the Company or any of its Subsidiaries to comply with or to perform any covenant set forth in Section (4)(m), (4)(n), (4)(o), (4)(p), (4)(q), (4)(r) or (4)(s) of the Securities Purchase Agreement within the time periods set forth therein, if any;
(xiii)(A) Any material provision of any Security Document or any Guaranty Agreement shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Person intended to be a party thereto or otherwise be in full force and effect; or (B) the validity or enforceability of any provision of any Security Document or any Guaranty Agreement shall be contested in any manner by the Company, any of the Guarantors or Grantors (or such other applicable term used therein), any Governmental Entity having jurisdiction over any of them or any other Person, seeking to establish the invalidity of unenforceability thereof; or (C) the Company or any of the Guarantors or Grantors (or such other applicable term used therein) shall deny in writing that it has any liability or obligation purported to be created under any Security Document or any Guaranty Agreement;
(xiv)Any Security Document shall for any reason (other than as a direct result of the action or inaction of the Holder) fail or cease to create a valid and perfected, first priority Lien in favor of the Buyers on Collateral identified therein, or shall fail or cease to permit the Buyers to readily enforce any remedial rights thereunder;
(xv)Any material damage to, or loss, theft or destruction of any material portion of any Collateral, whether or not insured;
(xvi)Any “Event of Default” (howsoever defined under any Security Document or other Transaction Document)(after the expiration of any applicable grace period set forth therein) occurs;
(xvii)Other than as provided in this Section (3)(a), (A) any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect, other than if caused directly by any action or inaction of a Holder or any of its Affiliates; (B) the Company (acting in bad faith) or any Guarantor or any other authorized Person on the Company’s behalf contests in writing the validity or enforceability of any material provision of any Transaction Document; or (C) the Company (acting in bad faith) or any Guarantor unreasonably denies in writing that it has any or further liability or obligation under any Transaction Document, or purports in writing to revoke, terminate (other than in line with the relevant termination provisions) or rescind any Transaction Document;
(xviii)The Company or any Guarantor shall fail to observe or perform any material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Debenture (except as may be otherwise covered by any of the paragraphs set forth above in this Section (3)(a)) or any other Transaction Document which is not cured or remedied within the time prescribed or if no time is prescribed within thirty (30) Business Days.
(b)During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred (other than an event with respect to the Company described in Section (3)(a)(ii)), the full unpaid Principal amount of this Debenture, together with interest and other amounts owing in respect of this Debenture, to the date of acceleration shall become at the Holder’s election given by notice pursuant to Section (7), immediately due and payable in cash; provided that, in the case of any event with respect to the Company described in Section (3)(a)(ii), the full unpaid Principal amount of this Debenture, together with accrued and unpaid interest and other amounts owing in respect of this Debenture to the date of acceleration, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to convert, at the Conversion Price determined in accordance with part (B) of Section (4)(a)(ii), on one or more occasions all or part of the unpaid Principal amount of this Debenture, together with interest and other amounts owing in respect of this Debenture, in accordance with Section (4) and subject to the limitations in Section (4)(d) (but not subject to any other limitations contained herein) at any time after (x) an Event of Default (provided that such Event of Default is continuing) or (y) the Maturity Date, provided that this Debenture remains outstanding. The Holder need not provide, and the Company hereby waives any presentment, demand, protest or other notice of any kind, (other than any required notice of conversion) and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder in writing at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.
(4)CONVERSION OF DEBENTURE. This Debenture shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Section (4).
(a)Conversion Right. Subject to the limitations of Section (4)(d), at such time or times on or after the Original Issuance Date as provided herein, the Holder shall be entitled to convert any portion or such portion of the outstanding and unpaid Conversion Amount (as defined below) that may be subject to conversion by the Investor as provided herein into fully paid and nonassessable shares of Common Stock in accordance with Section (3)(b) or Section (4)(b), at the applicable Conversion Price (as defined below). The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Section (4)(a) shall be determined by dividing (x) such Conversion Amount by (y) the applicable Conversion Price. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All calculations under this Section (4) shall be rounded to the nearest $0.0001. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.
(i)“Conversion Amount” means the portion of the Principal, Interest, or other amounts outstanding under this Debenture to be converted or otherwise with respect to which this determination is being made.
(ii)“Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination with respect to a conversion pursuant to the terms of this Debenture, 97% of the lowest daily VWAP for the Common Stock during the four (4) consecutive Trading Days immediately preceding the Conversion Date (the “Market Price”), but which Market Price shall not be lower than the Floor Price. The Conversion Price shall be adjusted from time to time pursuant to the other terms and conditions of this Debenture.
(b)Market Price Conversions. For (i) any Installment Amount (or other additional amounts as may be agreed by the Company) subject to a Company Redemption Notice confirming that the applicable Installment Amount (or other additional amounts as may be agreed by the Company) or (ii) the portion of the December 29, 2026 Installment Amount that may be converted by the Holder in the amount of the Investor Elected Mandatory Conversion Amount (or other additional amounts as may be agreed by the Company), in either such case of sub-clauses (b)(i) and (b)(ii) herein, for which the Holder may elect to convert, at any time and from time to time after such applicable Redemption Date, the Holder may convert a Conversion Amount up to the applicable Installment Amount (or other additional amounts as may be agreed by the Company, or any portion thereof) at the Conversion Price by serving a Conversion Notice on the Company in accordance with Section (4)(c).
(c)Mechanics of Conversion.
(i)Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit III (the “Conversion Notice”) to the Company and (B) if required by Section (4)(c)(iii), surrender this Debenture to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Debenture in the case of its loss, theft or destruction). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) if legends are not required to be placed on certificates or the book-entry position of the Shares of Common Stock and provided that the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, instruct such transfer agent to credit such aggregate number of Shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate or book-entry position, registered in the name of the Holder or its designee, for the number of Shares of Common Stock to which the Holder shall be entitled which certificates shall bear restrictive legends unless not required pursuant to rules and regulations of the Commission. If this Debenture is physically surrendered for conversion and the outstanding Principal of this Debenture is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Debenture and at its own expense, issue and deliver to the holder a new Debenture representing the outstanding Principal not converted. The Person or Persons entitled to receive the Shares of Common Stock issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such Shares of Common Stock upon the receipt by the Company of a Conversion Notice.
(ii)Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Date (or, if such failure occurs through no fault of the Company, on or prior to the second (2nd) Trading Day following the Share Delivery Date) to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such Holder’s conversion of any Conversion Amount (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock to which the Holder is entitled with respect to such Conversion Notice and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, multiplied by (B) the Closing Price on the Conversion Date.

(iii)Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless (A) the full Conversion Amount represented by this Debenture is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Debenture upon physical surrender of this Debenture. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon any conversion.
(d)Limitations on Conversions.
(i)Beneficial Ownership. The Holder shall not have the right to convert any portion of this Debenture to the extent that after giving effect to such conversion the Holder, together with any Affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion (the “Beneficial Ownership Cap”). Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of the Beneficial Ownership Cap, the Holder shall have the authority and obligation to determine whether the Beneficial Ownership Cap will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Principal amount of this Debenture is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a Principal amount of this Debenture that, without regard to any other shares that the Holder or its Affiliates may beneficially own, would result in the issuance in excess of the Beneficial Ownership Cap, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum Principal amount permitted to be converted on such Conversion Date in accordance with Section (4)(a) and, any Principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Debenture. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than sixty-five (65) days prior notice to the Company. Other Holders shall be unaffected by any such waiver.
(ii)Principal Market Limitation. Notwithstanding anything in this Debenture to the contrary, the Company shall not issue any Shares of Common Stock upon conversion of this Debenture, or otherwise, if the issuance of such Shares of Common Stock, together with any Shares of Common Stock issued in connection with any other related transactions that may be considered part of the same series of transactions, would exceed the aggregate number Shares of Common Stock that the Company may issue in a transaction in compliance with the Company’s obligations under the rules or regulations of the Principal Market and shall be referred to as the “Exchange Cap,” except that such limitation shall not apply if the Company’s stockholders have approved such issuances on such terms in excess of the Exchange Cap in accordance with the rules and regulations of Principal Market.
(e)Other Provisions.
(i)All calculations under this Section (4) shall be rounded to the nearest $0.0001 or whole share.
(ii)So long as this Debenture or any Other Debentures remain outstanding, the Company shall have reserved from its duly authorized share capital, and shall have instructed the Transfer Agent to irrevocably reserve, the maximum number of Shares of Common Stock issuable upon conversion of this Debenture and the Other Debentures (assuming for purposes hereof that (x) this Debenture and such Other Debentures are convertible at the Floor Price as of the date of determination, and (y) any such conversion shall not take into account any limitations on the conversion of the Debenture or Other Debentures set forth herein or therein (the “Required Reserve Amount”)), provided that at no time shall the number of Shares of Common Stock reserved pursuant to this Section (4)(e)(ii) be reduced other than pursuant to the conversion of this Debenture and the Other Debentures in accordance with their terms, and/or cancellation, or reverse stock split. If at any time while this Debenture or any Other Debentures remain outstanding, the Company does not have a sufficient number of authorized and unreserved Shares of Common Stock to satisfy the obligation to reserve for the issuance the Required Reserve Amount, the Company will promptly take all corporate action necessary to propose to a meeting of its stockholders an increase of its authorized share capital necessary to meet the Company’s obligations pursuant to this Debenture, and cause its board of directors to recommend to the stockholders that they approve such proposal.
(iii)Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section (3) herein for the Company’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.
(iv)Legal Opinions. The Company is obligated to use commercially reasonable efforts to cause its legal counsel to deliver legal opinions to the Company’s transfer agent in connection with any legend removal upon the expiration of any holding period or other requirement for which the Underlying Shares may bear legends restricting the transfer thereof (i) following any sale of such Underlying Shares pursuant to Rule 144, (ii) if such Underlying Shares are eligible for sale and about to be sold under Rule 144, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC); provided, however, that such Holder has delivered such reasonably requested representations to such transfer agent, the Company and the Company’s legal counsel in connection with the request for such opinion. To the extent a legal opinion is not provided (either timely or at all), then, in addition to being an Event of Default hereunder, the Company agrees to reimburse the Holder for all reasonable costs incurred by the Holder in connection with any legal opinions paid for by the Holder in connection with the sale or transfer of the Underlying Shares of Common Stock. The Holder shall notify the Company of any such costs and expenses it incurs that are referred to in this section from time to time and all amounts owed hereunder shall be paid by the Company with reasonable promptness.
(5)Adjustments to Conversion Price
(a)Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company, at any time while this Debenture is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of

Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.
(b)[Reserved].
(c)Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock that is not a Change of Control Transaction (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Debenture, at the Company’s option, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Debenture) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Debenture initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Price. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Debenture.
(d)Notice of Adjustments to Conversion Price. Whenever the Conversion Price is adjusted pursuant to Section (5) hereof, the Company shall promptly provide the Holder with a written notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
(e)Mergers or Consolidations; Etc. In case of any (1) merger or consolidation of the Company with or into another Person, or (2) sale by the Company of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in one or a series of related transactions, a Holder shall have the right to (A) convert the aggregate amount of this Debenture then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such aggregate Principal amount of this Debenture could have been converted immediately prior to such merger, consolidation or sales would have been entitled. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.
(6)REISSUANCE OF THIS DEBENTURE.
(a)Register. The Company shall maintain at its principal executive offices or with the Transfer Agent (or at such other office or agency of the Company as it may designate by notice to each holder of this Debenture ), a register for this Debenture in which the Company shall record the name and address of the Person in whose name this Debenture has been issued

(including the name and address of each transferee), the principal amount (and stated interest) of this Debenture held by such Person. The Company shall maintain the register in a manner that complies with the “registered form” requirements in Section 5f.103-1(c) of the United States Treasury Regulations.
(b)Transfer. Holder shall not transfer this Debenture other than to its Affiliates. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver to the Holder a new Debenture (in accordance with Section (6)(e)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid Interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section (6)(e)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of Section (4)(c)(iii) following conversion or redemption of any portion of this Debenture, the outstanding Principal represented by this Debenture may be less than the Principal stated on the face of this Debenture.
(c)Lost, Stolen or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and substance and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section (6)(e)) representing the outstanding Principal.
(d)Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section (6)(e)) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.
(e)Issuance of New Debentures. Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section (6)(a) or Section (6)(d), the Principal designated by the Holder which, when added to the Principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Original Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued and unpaid Interest from and including the Original Issuance Date to the Issuance Date in respect of the Original Principal Amount and from and including the Issuance Date in respect of the Outstanding Principal Amount.
(7)Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter or electronic mail (“e-mail”) and will be deemed to have been delivered (i) upon receipt, when delivered personally, (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, as applicable or (iii) receipt, when sent by e-mail, and, in each case of the foregoing clauses (i), (ii) and (iii), properly addressed to the party to receive the same. The addresses and email addresses for such communications shall be:

If to the Company, to:	Energy Vault Holdings, Inc.
4165 Thousand Oaks Blvd, Suite 100 Westlake Village, CA 91362
Attn: General Counsel
Email: Legal@energyvault.com
with a copy (which shall not constitute notice) to:
Vinson & Elkins L.L.P.
1114 Avenue of the Americas, 32nd Floor
New York, NY 10036
Attention: Brenda Lenahan; Katherine Frank; Caitlin Lawrence
Email: blenahan@velaw.com; kfrank@velaw.com; caitlinlawrence@velaw.com

If to the Holder:	YA II PN, Ltd
c/o Yorkville Advisors Global, LLC 1012 Springfield Avenue
Mountainside, NJ 07092
Attention: Mark Angelo
Telephone: 201-985-8300
Email: Legal@yorkvilleadvisors.com
or at such other address and/or e-mail address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party in accordance with this Section at least three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (a) given by the recipient of such notice, consent, waiver or other communication, (b) electronically generated by the sender’s email service provider containing the time, date, recipient email address or (c) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt from a nationally recognized overnight delivery service or receipt by e-mail in accordance with clause (i), (ii) or (iii) above, respectively.
(8)NO IMPAIRMENT. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, and Interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the currency, herein prescribed. This Debenture is a direct obligation of the Company. As long as this Debenture is outstanding, the Company shall not and shall cause each of its subsidiaries not to, without the consent of the Holder, enter into any agreement, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability of the Company to perform its obligations under this Debenture, including, without limitation, the obligation of the Company to make cash payments hereunder.
(9)Stockholder Rights. This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

(10)CHOICE OF LAW; VENUE; WAIVER OF JURY TRIAL
(a)Governing Law. This Debenture and the rights and obligations of the Parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of New York (the “Governing Jurisdiction”) (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), including all matters of construction, validity and performance.
(b)Jurisdiction; Venue; Service.
(i)The Company and the Holder each hereby irrevocably consent to the non-exclusive personal jurisdiction of the state courts of the Governing Jurisdiction and, if a basis for federal jurisdiction exists, the non-exclusive personal jurisdiction of any United States District Court for the Governing Jurisdiction.
(ii)The Company and the Holder each agrees that venue shall be proper in any court of the Governing Jurisdiction or, if a basis for federal jurisdiction exists, in any United States District Court in the Governing Jurisdiction. The Company waives any right to object to the maintenance of any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any of the state or federal courts of the Governing Jurisdiction on the basis of improper venue or inconvenience of forum.
(iii)Any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, brought by the Company against the Holder arising out of or based upon this Debenture or any matter relating to this Debenture, or any other Transaction Document, or any contemplated transaction, shall be brought in a court only in the Governing Jurisdiction. The Company shall not file any counterclaim against the Holder in any suit, claim, action, litigation or proceeding brought by the Holder against the Company in a jurisdiction outside of the Governing Jurisdiction unless under the rules of the court in which the Holder brought such suit, claim, action, litigation or proceeding the counterclaim is mandatory, and not permissive, and would be considered waived unless filed as a counterclaim in the suit, claim, action, litigation or proceeding instituted by the Holder against the Company. The Company agrees that any forum outside the Governing Jurisdiction is an inconvenient forum and that any suit, claim, action, litigation or proceeding brought by the Company against the Holder in any court outside the Governing Jurisdiction should be dismissed or transferred to a court located in the Governing Jurisdiction. Furthermore, the Company irrevocably and unconditionally agrees that it will not bring or commence any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Holder arising out of or based upon this Debenture or any matter relating to this Debenture, or any other Transaction Document, or any contemplated transaction, in any forum other than the courts of the State of New York sitting in New York County, and the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such suit, claim, action, litigation or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such federal court. The Company and the Holder agree that a final judgment in any such suit, claim, action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(iv)The Company and the Holder irrevocably consent to the service of process out of any of the aforementioned courts in any such suit, claim, action, litigation or proceeding by e-mail or the mailing of copies thereof by registered or certified mail postage prepaid, to it at the e-mail address or physical address, as applicable, provided for notices in this Debenture, such service to become effective thirty (30) days after the date of e-mail or mailing, as applicable.
(v)Nothing herein shall affect the right of the Holder to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Company or any other Person in the Governing Jurisdiction or in any other jurisdiction.
(c)WAIVER OF JURY TRIAL. THE PARTIES MUTUALLY WAIVE ALL RIGHT TO TRIAL BY JURY OF ALL CLAIMS OF ANY KIND ARISING OUT OF OR BASED UPON THIS DEBENTURE OR ANY MATTER RELATING TO THIS DEBENTURE, OR ANY OTHER TRANSACTION DOCUMENT, OR ANY CONTEMPLATED TRANSACTION. THE PARTIES ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT THE PARTIES EACH MAKE THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH COUNSEL OF THEIR RESPECTIVE CHOICE. THE PARTIES AGREE THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION, WITHOUT A JURY.
(11)TAX MATTERS.
(a)On or prior to the Original Issuance Date (and from time to time thereafter upon the reasonable request of the Company), the Holder shall provide the Company with a duly completed and executed Internal Revenue Service Form W-9 or appropriate W-8 (and, if applicable, a certificate establishing that such Holder satisfies the portfolio interest exemption).
(b)No Debenture shall be held or owned or purchased or otherwise acquired by either a “specified foreign entity” or a “foreign-influenced entity” (as such terms are defined in Section 7701(a)(51)(B) or (D), as applicable, of the Internal Revenue Code of 1986, as amended (the “Code”), or in temporary, proposed or final United States Treasury Regulations or other guidance promulgated or proposed thereunder or issued in respect thereof).
(12)Waivers; Etc. Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. No provision of this Debenture may be waived or amended other than by a written agreement signed by the parties to this Debenture. No custom or practice of the parties at variance with the terms hereof shall constitute a waiver by any party of its right to exercise any right, power or remedy available to it hereunder or any other right, power or remedy or to demand strict compliance with the terms of this Debenture.
(13)Invalidity; Etc. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any Interest or other amount deemed Interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or Interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Debenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law has been enacted.
(14)CERTAIN DEFINITIONS. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement. For purposes of this Debenture, the following terms shall have the following meanings:
(a)“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
(b)“Amortization Event” shall mean (i) the daily VWAP is less than the Floor Price then in effect for five (5) Trading Days during a period of seven (7) consecutive Trading Days, (ii) the Company has issued in excess of 99% of the Common Stock available under the Exchange Cap, where applicable, or (iii) any time (a) from and after the six month anniversary of the Original Issuance Date with respect to the Underlying Shares issuable pursuant to the Original Principal Amount, and (b) from and after the six month anniversary of the Issuance Date with respect to the Underlying Shares issuable pursuant to the Additional Principal Amount, the Holder is unable to sell Underlying Shares pursuant to Rule 144 (the first day of each such occurrence, an “Amortization Event Date”).
(c)“Amortization Installment Amount” means an amount equal to 20% of the outstanding Principal amount of this Debenture as of the date of the applicable Amortization Event Date.
(d)“Asset Vault” means Asset Vault, LLC, a Delaware limited liability company.
(e)“Bloomberg” means Bloomberg Financial Markets (or if not available, a similar service provider of nationally recognized standing).
(f)“Borrowing Base Adjusted Amount” means as of any date of determination (as approved by the Holder) an amount equal to (i) the Borrowing Base Aggregate Amount, less (in each case as of the applicable date of determination) (ii) that portion of “Backlog” not owned unconditionally by the Company or any EV Party and is otherwise subject to any receivables purchase agreement or other similar arrangement, less (iii) that portion of “Backlog” for which the Buyers do not have a perfected, first priority Lien on at all times, less (iv) that portion of “Backlog” encumbered by any Lien or security interest or otherwise pledged to or conditionally sold to any Person (including any Governmental Entity) other than the Buyers under a Security Document, less (v) that portion of “Backlog” derived from any Project / work order with Asset Vault or any of its Subsidiaries or any other Subsidiaries of the Company that are not EV Parties, less (vi) (A) for projects included in “Backlog”, that portion of “Backlog” derived from any Project / work order where less than fifteen percent (15%) of the milestones has been completed in accordance with the applicable EEQ Agreement, EPC Agreement or LTSA and (in each such case) industry standard, or (B) for projects not included in “Backlog” but included in the “Borrowing Base Aggregate Amount” as a 2026 Approved Contract (as defined therein), if the amount invoiced under any such contract is less than fifteen percent (15%) of the contract amount thereof, then deduction to be made shall be the amount equal to (1)

the contract amount included in the “Borrowing Base Aggregate Amount” under clause (c) thereof, less (2) the invoiced amount, divided by fifteen percent (15%), less (vii) that portion of “Backlog” that could not reasonably be expected to convert into accounts receivable for completed Projects / work orders in accordance with the applicable EEQ Agreement, EPC Agreement or LTSA and (in each such case) industry standard prior to date that is twelve (12) months following the fiscal quarter end date for the applicable Form 10-Q or Form 10-K from which “Backlog” was determined, less (viii) that portion of “Backlog” derived from any Customer or any of such Customer’s Affiliates and Subsidiaries, in one or more EEQ Agreements / work orders / EPC Agreements / LTSA(s) for any or all such agreements and orders in excess of (A) 50% from the Original Issuance Date herein to but not including the date that is ninety (90) days following the Original Issuance Date and (B) 33% at all times thereafter, in each case, of the Borrowing Base Adjusted Amount (determined prior to any reduction to the Borrowing Base Adjusted Amount by this sub-clause (viii)). The Borrowing Base Adjusted Amount as of the First Closing Date is $42.0 million. Pursuant to the Form 10-Q filed by the Company for the quarter ended March 31, 2026, the total Remaining Performance Obligations of the Company (as defined therein) were $142.4 million of which 68% are due within the next 12 months, which equated to $96.8 million. The Company has then added the proceeds from the sale of equipment detailed in the subsequent events section of such Form 10-Q of $10.3 million, the total Borrowing Base Aggregate Amount as of the First Closing Date is $107.1 million. After applying the concentration limit and the 50% discount as described above, the Borrowing Base Adjusted Amount as of the First Closing Date is $42.0 million.
(g)“Borrowing Base Aggregate Amount” means, as of any date of determination, the sum of: (a)(i) the amount identified as “Backlog” derived from any of the EEQ Business, the EPC Business or the LTSA Business of the Company and the EV Parties as an off-Balance Sheet item in the Company’s Balance Sheet, as reported in the Company’s most recent Form 10-K or Form 10-Q filed with the SEC in accordance with the SEC rules and regulations and, solely in respect of the Company’s Form 10-Q for fiscal quarter ending March 31, 2026 as filed as provided herein above, such amounts reported in such Form 10-Q for commercial contracts for the sale of equipment, or (ii) if no such Form 10-K or Form 10-Q has been filed with the SEC in accordance with the SEC rules and regulations or if such “Backlog” amount is not so identified therein, then $0; provided, however, for the period from June 29, 2026 to the date that the Company’s Form 10-Q for the fiscal quarter ending September 30, 2026 is filed with the SEC in accordance with the SEC rules and regulations, the aggregated contact amount for the 2026 Approved Contracts (as defined below)(without giving effect to any dollar cap thereto) shall be deducted from “Backlog” for purposes hereof; plus without duplication of the foregoing amount, (b) (i) the amount identified as equipment sale proceeds in the Company’s Balance Sheet, as reported in the Company’s most recent Form 10-K or Form 10-Q filed with the SEC in accordance with the SEC rules and regulations, or (ii) if no such Form 10-K or Form 10-Q has been filed with the SEC in accordance with the SEC rules and regulations or if such equipment sale proceeds are not so identified therein, then $0; plus without duplication of the forgoing amounts, (c) the aggregate contracted amount for 2026 Approved Contracts not to exceed $200,000,000 in the aggregate. As used herein, “2026 Approved Contracts” shall mean those contracts entered into by the Company or Energy Vault, Inc. during the 2026 calendar year for which the Holder has consented to in writing.
(h)“Borrowing Base Certificate” means a borrowing base certificate in form, scope and substance satisfactory to the Holder that is delivered to the Holder from time to time as set forth in the Securities Purchase Agreement or any other Transaction Document, signed by the Chief Financial Officer or the Chief Executive Officer of the Company, which certificate:
(i) certifies to and sets forth (A) the Borrowing Base Aggregate Amount and the Borrowing Base Adjusted Amount and further identifies that portion of the

Borrowing Base Aggregate Amount and Borrowing Base Adjusted Amount derived from International Projects and Domestic Projects, (B) the Borrowing Base Adjusted Amount and each item of reduction as set forth in the definition thereof, (C) with respect to the Borrowing Base Aggregate Amount and, separately, the Borrowing Base Adjusted Amount, a list of the Projects that comprise the “Backlog” included therein and the location of each such Project, the Customers and (as applicable) the EEQ Agreements, EPC Agreements and LTSA with respect to each such Project, the percentage of work already completed under each such Project, the timeline for completion of expected milestone payments (broken down by specific milestones) for each such Project and for each such Project if any material issues have occurred or are reasonably foreseeable to occur that could impact future milestone payments; and
(ii) attaches such other documentation as requested by the Holder.
(i)“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.
(j)“Buy-In” shall have the meaning set forth in Section (4)(c)(ii).
(k)“Buy-In Price” shall have the meaning set forth in Section (4)(c)(ii).
(l)“Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting power of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof) or (b) the merger, consolidation or sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in one or a series of related transactions. No transfer to a wholly-owned Subsidiary shall be deemed a Change of Control Transaction under this provision.
(m)“Closing Price” means the price per share in the last reported trade of the Common Stock on a Principal Market or on the exchange which the Common Stock is then listed as quoted by Bloomberg.
(n)“Commission” means the Securities and Exchange Commission.
(o)“Common Stock” means the shares of common stock, par value $0.0001, of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.
(p)“Company Redemption” shall have the meaning assigned in Section (2)(a).
(q)“Company Redemption Notice” shall have the meaning assigned in Section (2)(a).
(r)“Conversion Notice” shall have the meaning set forth in Section (4)(c).

(s)“Conversion Price” shall have the meaning set forth in Section (4)(a)(ii).
(t)“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.
(u)“Customer” refers to a third-party (other than the Company or any of its Subsidiaries or Affiliates) party to an EEQ Agreement, an EPC Agreement or an LTSA, in any such case, who is obligated to make payments to the Company and its Subsidiaries thereunder.
(v)“Domestic Projects” means Projects located in the United States of America.
(w)“EEQ Agreement” means the main/principal written agreement between the Company or any of the other EV Parties, on the one hand, for services under the EEQ Business to be rendered to the Customer thereunder, and all other related agreements and documents; each as amended, restated, supplemented or otherwise modified from time to time.
(x)“EEQ Business” means engineered equipment business line of the Company and the other EV Parties.
(y)“EPC Agreement” means the main/principal written agreement between the Company or any of the other EV Parties, on the one hand, for services under the EPC Business to be rendered to the Customer thereunder, and all other related agreements and documents; each as amended, restated, supplemented or otherwise modified from time to time.
(z)“EPC Business” means the business line of the Company and the other EV Parties whereby such Persons self-perform engineering, procurement, and construction activities.
(aa)“Equity Conditions” means that each of the following conditions is satisfied: (i) on each Trading Day during the three (3) consecutive Trading Days prior to the date of determination (the “Equity Conditions Measuring Period”), either (x) a registration statement covering the resale of the Underlying Stock has been declared effective and available for the resale of all applicable shares of Common Stock to be issued in connection with the event requiring determination or (y) all applicable shares of Common Stock to be issued in connection with the event requiring determination shall be eligible for sale pursuant to an exemption from the registration requirements of the Securities Act; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market have been threatened or pending in writing by such exchange or market, unless such deficiency has been subsequently resolved; (iii) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section (4)(d) hereof; and (iv) during the Equity Conditions Measuring Period, there shall not have occurred either (A) an Event of Default, (B) an Amortization Event, or (C) an event that with the passage of time or giving of notice would constitute an Event of Default or an Amortization Event.
(ab)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(ac)“Floor Price” means $1.19.
(ad)“Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another Person and the Company is the non-surviving company (other than a merger or consolidation with a wholly owned Subsidiary of the Company for the purpose of redomiciling the Company), (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.
(ae)“Grantor” means any Person who signs a Security Document entered into pursuant to the Securities Purchase Agreement, this Debenture or any other Transaction Document and grants or purports to grant security interest in or lien on any of its assets in favor of the Buyers.
(af)“Installment Amount” means the total of the Installment Principal Amount set out in the Redemption Schedule, and all accrued and unpaid Interest outstanding as of the applicable Redemption Date.
(ag)“International Projects” means Projects located in a jurisdiction other than the United States of America.
(ah) “Investor Elected Mandatory Conversion Amount” shall have the meaning set forth in Section (2)(a)(i).
(ai)“LTSA” means a long-term services arrangement pursuant to which the Company provides services to a Customer.
(aj)“LTSA Business” means the business line of the Company and the other EV Parties whereby such Persons provide services pursuant to a LTSA.
(ak)“Mandatory Redemption Amount” means, as of the date of determination, an amount equal to the amount by which (i) the aggregate principal amount outstanding under this Debenture and the Other Debentures exceeds (ii) (A) the amount equal to fifty percent (50%) of the Borrowing Base Adjusted Amount most recently approved by the Holder as of such date of determination, if determined prior to the date that is ninety (90) days prior to the Maturity Date and (B) the amount equal to thirty-three percent (33%) of the Borrowing Base Adjusted Amount as of such date of determination, if determined on or after the date that is ninety (90) days prior to the Maturity Date; in either such case, determined on a pro rata basis for this Debenture and the Other Debentures, in each case, as of the applicable Mandatory Redemption Date.
(al) “Mandatory Redemption Event” means, as of any date of determination, (i) the aggregate principal amount outstanding under this Debenture and the Other Debentures as of such date of determination is greater than (ii) (A) fifty percent (50%) of the Borrowing Base Adjusted Amount as of such date of determination if determined prior to the date that is ninety (90) days prior to the Maturity Date, and (B) thirty-three percent (33%) of the Borrowing Base Adjusted Amount as of such date of determination, if determined on or after the date that is ninety (90) days prior to the Maturity Date.
(am)“Optional Redemption” shall have the meaning assigned in Section (2)(c).
(an)“Optional Redemption Amount” shall have the meaning assigned in Section (2)(c).

(ao)“Optional Redemption Notice” shall have the meaning assigned in Section (2)(c).
(ap)“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.
(aq)“Other Debentures” means any other outstanding AR Convertible Debentures issued pursuant to the Securities Purchase Agreement and any other debentures, notes, or other instruments issued in exchange, replacement, or modification of the foregoing.
(ar)“Periodic Reports” shall mean all of the Company’s reports required to be filed by the Company with the Commission under applicable laws and regulations (including, without limitation, Regulation S-K), on Form 10-K and Form 10-Q, for so long as any amounts are outstanding under this Debenture or any Other Debenture; provided that all such Periodic Reports shall include, when filed, all information, financial statements, audit reports (when applicable) and other information required to be included in such Periodic Reports in compliance with all applicable laws and regulations.
(as)“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.
(at)“Principal Market” means the New York Stock Exchange; provided however, that in the event the Common Stock is ever listed or traded on the Nasdaq Stock Market or any successor thereto, and such exchange is the principal trading market for the Common Stock in the United States, then the “Principal Market” shall mean Nasdaq Stock Market or such successor thereto.
(au)“Project(s)” means a project(s) under any of the EEQ Business, EPC Business or LTSA Business that is actively in progress, which such Project(s) have been identified by the Company to the Holder as of the Original Issuance Date and thereafter as of the date a Borrowing Base Certificate is delivered to the Holder in reasonable detail and to the satisfaction of the Holder.
(av)“Redemption Amount” shall have the meaning set forth in Section (2)(b).
(aw)“Redemption Date” means either (i) except in respect of any Mandatory Redemption Event, each date listed under the “Redemption Date” column in the Redemption Schedule and shall include the Maturity Date and (ii) for any Mandatory Redemption Event, the first Business Day immediately following the occurrence of such Mandatory Redemption Event.
(ax)“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(ay)“Subsidiary” shall mean any Person in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and the foregoing are collectively referred to herein as “Subsidiaries.”
(az)“Trading Day” means a day on which the shares of Common Stock are quoted or traded on a Principal Market on which the shares of Common Stock are then quoted or listed; provided, that in the event that the shares of Common Stock are not listed or quoted, then Trading Day shall mean a Business Day.

(ba)“Underlying Shares” means the shares of Common Stock issuable upon conversion of this Debenture in accordance with the terms hereof.
(bb)“VWAP” means, for any Trading Day as of any date, the daily volume-weighted average price of the Common Stock for such Trading Day on the Principal Market during regular trading hours as reported by Bloomberg L.P.
(15)AMENDMENT AND RESTATEMENT. This Debenture amends and restates in its entirety, with effect as of the Issuance Date, the terms and provisions of the AR Convertible Debenture, dated May 18, 2026, between the Company and the Holder (the “Original AR Convertible Debenture”). To the extent that any rights, benefits or provisions in favor of the parties hereto existed in the Original AR Convertible Debenture and continue to exist in this Debenture, then such rights, benefits or provisions are reaffirmed and acknowledged to be and to continue to be effective from and after the Original Issuance Date. The parties hereto agree and acknowledge that any and all rights, remedies and obligations under the Original AR Convertible Debenture shall continue and survive the execution and delivery of this Debenture. All collateral and guaranties, as applicable, given for such Original AR Convertible Debenture shall secure or guarantee, as applicable, this Debenture. All amounts and (if applicable) interest periods outstanding under such Original AR Convertible Debenture shall be deemed automatically outstanding hereunder. It is the intention of the Company and the Holder that the execution and delivery of this Debenture does not effectuate a novation of the obligations and liabilities of the Company (or any other party to the Original AR Convertible Debenture) to the Holder under the Original AR Convertible Debenture, but merely serves as an amendment and restatement thereof, and supersedes and replaces the same. Upon the effectiveness of this Debenture, each reference to the Original AR Convertible Debenture in any other document, instrument or agreement shall mean and be a reference to this Debenture. Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and/or delivered in connection with the Original AR Convertible Debenture.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amended and Restated AR Convertible Debenture to be duly executed by a duly authorized officer as of the date set forth above.
COMPANY:
ENERGY VAULT HOLDINGS, INC.
By:
Name:     Michael Beer
Title:     Chief Financial Officer

Acknowledged and Received as of the Issuance Date:

HOLDER YA II PN, LTD.
By: Yorkville Advisors Global, LP
By: Yorkville Advisors Global II, LLC Its: General Partner
By:
Name: Matt Beckman Title: Manager

EXHIBIT I
REDEMPTION SCHEDULE

EXHIBIT II(a)(i)
COMPANY REDEMPTION NOTICE

EXHIBIT II(a)(ii)
MANDATORY REDEMPTION NOTICE

EXHIBIT III
CONVERSION NOTICE